Tonix Pharmaceuticals Holding Corp. S-3/A

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Tonix Pharmaceuticals Holding Corp. (the “Company”) on Form S-3 (No. 333-254975) to be filed on or about April 23, 2021 of our report dated March 15, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 15, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

April 23, 2021